Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES FULL-YEAR 2004 RESULTS

AND PROVIDES 2005 GUIDANCE

RADNOR, PA (Businessswire) February 9, 2005 – Penn Virginia Corporation (NYSE:PVA) today announced its results for the year ended December 31, 2004. Net income was $33.4 million, or $1.81 per diluted share, for 2004, which represents a 17 percent increase over the $28.5 million, or $1.58 per diluted share, reported for 2003. The higher earnings were primarily the result of both increased production and higher prices for natural gas, crude oil and coal.

	Three Months Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
Revenues, in millions	$65.5	$47.5	38%	$228.4	$181.3	26%
Net income (1), in millions	$4.7	$6.2	(24)%	$33.4	$28.5	17%
Net income per share, diluted (2)	$0.25	$0.34	(26)%	$1.81	$1.58	15%
Net cash provided by operating activities, in millions	$46.8	$38.8	21%	$146.9	$109.7	34%
Operating cash flow, non-GAAP (3), in millions	$48.0	$31.5	52%	$156.5	$113.7	38%

(1)	Included in net income for 2003 is a gain of $1.4 million, or $0.08 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”
(2)	For comparative purposes, Net income per share, diluted, for 2003 has been adjusted for the two-for-one stock split effective in June 2004.
(3)	See attached table “Reconciliation of Certain Non-GAAP Financial Measures” for a reconciliation of operating cash flow to net cash provided by operating activities.

Oil and Gas Segment Review

See the Company’s February 3, 2005, news release for a more detailed discussion of operating results for the oil and gas segment. Oil and gas operating income in 2004 was $49.9 million, up eight percent from the $46.3 million reported for 2003. The increase primarily resulted from the following reasons:

•	Oil and gas revenues increased by 21 percent to $151.7 million from $125.0 million in 2003. Increased realized prices for natural gas and crude oil and increased natural gas production, partially offset by a decline in crude oil production, accounted for most of the $26.7 million increase. The average realized sale price for natural gas in 2004 was $6.27 per thousand cubic feet (Mcf), an increase of 18 percent from $5.31 per Mcf realized in 2003. PVA realized $33.75 per barrel for its oil production, up 25 percent from $26.91 per barrel in 2003. The Company produced 24.5 billion cubic feet of natural gas equivalent (Bcfe), a three percent increase from 23.8 Bcfe in 2003. The increase was due primarily to production associated with successful exploratory drilling and new development drilling during 2003 and 2004, partially offset by production declines in several south Texas fields and a pipeline curtailment in Appalachia.

•	Total oil and gas segment expenses increased by 30 percent to $101.7 million compared to $78.5 million in 2003. The increase was primarily related to the following:

•	Exploration expenses increased to $26.1 million in 2004 from $15.5 million in 2003 primarily due to increased unproved leasehold write-offs related to expiring lease options in south Texas, expensing costs related to the Company’s coal bed methane (CBM) pilot drilling program in Kansas and higher dry hole costs resulting from drilling seven unsuccessful exploratory wells.

•	A loss of $7.5 million resulted from the write-down to realizable value of a group of non-core properties in west Texas which were sold in January 2005.

•	Depreciation, depletion, and amortization (DD&A) expense increased to $36.4 million in 2004 from $33.2 million in 2003. The higher DD&A expense was the result of higher production volumes and higher average depletion rates. The DD&A rate increased to $1.49 per Mcfe produced in 2004 from $1.39 per Mcfe produced in 2003. The increase was primarily due to a greater percentage of production coming from relatively higher cost CBM and Gulf Coast wells and DD&A on new pipeline infrastructure placed in service during the fourth quarter of 2004.

Oil and gas operating income for the fourth quarter of 2004 was $7.4 million, down 31 percent from the $10.8 million reported for 2003. Highlights of quarter-to-quarter comparisons are as follows:

•	Oil and gas revenues increased by 47 percent to $45.7 million from $31.0 million in the fourth quarter of 2003. Increased crude oil and natural gas realized prices and increased natural gas production, partially offset by a decline in crude oil production, accounted for most of the $14.7 million increase. The average realized sale price for natural gas in the fourth quarter of 2004 was $7.11 per thousand cubic feet (Mcf), an increase of 45 percent from $4.92 per Mcf realized in the fourth quarter of 2003. PVA realized $39.27 per barrel for its oil production, up 38 percent from $28.45 per barrel in the fourth quarter of 2003. The Company produced 6.5 billion cubic feet of natural gas equivalent (Bcfe), a five percent increase from 6.2 Bcfe in 2003. The production increase was due primarily to successful exploratory drilling and new development drilling, partially offset by production declines in several south Texas fields and the pipeline curtailment in Appalachia.

•	Total oil and gas segment expenses increased by 89 percent to $38.2 million compared to $20.2 million in the fourth quarter of 2003. The increase was primarily related to the following:

•	Lease operating expenses increased to $3.9 million in the fourth quarter of 2004 from $3.0 million in the fourth quarter of 2003. The increase was primarily a result of well workovers and higher repairs and maintenance expense.

•	Exploration expenses increased to $11.2 million in the fourth quarter of 2004 from $3.9 million in the fourth quarter of 2003 primarily due to increased seismic data costs and higher dry hole costs resulting from drilling an unsuccessful exploratory well in the Gulf Coast region and expensing costs relating to the Kansas CBM pilot drilling program.

•	A loss of $7.5 million resulted from the write-down to realizable value of a group of non-core properties in west Texas which were sold in January 2005.

•	DD&A expense increased to $10.4 million in the fourth quarter of 2004 from $8.7 million in the same quarter of 2003. The higher DD&A expense was the result of higher production volumes and higher average depletion rates. The DD&A rate increased to $1.60 per Mcfe produced in the fourth quarter of 2004 from $1.40 per Mcfe produced in the fourth quarter of 2003. The increase was primarily due to a greater percentage of production coming from relatively higher cost CBM and Gulf Coast wells and DD&A on new pipeline infrastructure placed in service during the fourth quarter of 2004.

Oil and gas segment capital expenditures for 2004 totaled $137.7 million including $93.4 million to drill 152 (98.5 net) development and exploration wells, $21.1 million for construction of gathering and transmission lines and compressor stations, $9.2 million for the acquisition of seismic data and $14.0 million for leasehold acquisitions and other expenditures.

Coal Royalty and Land Management Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Full-year 2004 operating segment income was a record $40.5 million, up 52 percent from $26.6 million reported for 2003, primarily due to the following reasons:

•	Coal royalty revenues were a record $69.6 million in 2004, a 38 percent increase over $50.3 million in 2003, due to increased tonnage mined by lessees on PVR’s properties and higher average royalties per ton. Coal production in 2004 was a record 31.2 million tons, an increase of 18 percent from 26.5 million tons in 2003. A significant part of the increase in production was attributable to increased production from a longwall mining operation located on PVR’s Coal River property. Average royalties per ton increased to $2.23 in 2004 from $1.90 in 2003, a 17 percent increase, due primarily to stronger market conditions for coal and the resulting higher coal prices.

•	Coal services revenues increased 62 percent to $3.4 million in 2004 from $2.1 million in 2003 due primarily to the start-up of the West Coal River and Bull Creek coal loading facilities in July 2003 and February 2004, respectively.

•	Lease operating expenses increased to $7.2 million in 2004 from $4.1 million in 2003 due primarily to an increase in royalty expenses as a result of an increase in production by lessees on subleased properties.

•	General and administrative expense was $8.3 million in 2004, an increase of 19 percent from $7.0 million in 2003. The increase was primarily due to additional consulting fees and payroll costs incurred to support PVR’s business development activities.

•	DD&A expense increased to $18.6 million in 2004 from $16.6 million in 2003, primarily as a result of increased production by several of our lessees and depreciation on the West Coal River and Bull Creek facilities which began start-up operations in July 2003 and February 2004, respectively.

Fourth quarter 2004 operating segment income was a record $11.2 million, or 42 percent higher than the $7.9 million reported in the fourth quarter of 2003. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were $17.2 million in the fourth quarter of 2004, a 17 percent increase over $14.7 million in the fourth quarter of 2003, due primarily to higher average royalties per ton. Average royalties per ton was a record $2.36 in the fourth quarter of 2004, a 16 percent increase over average royalties per ton of $2.03 in the fourth quarter of 2003. The increase in average royalties per ton was primarily due to stronger market conditions for coal resulting in higher prices for coal sold by lessees and a greater percentage of production from certain price-sensitive leases.

•	General and administrative expenses increased to $2.3 million in the fourth quarter of 2004 from $1.8 million in the fourth quarter of 2003. The increase was primarily attributable to additional consulting fees and payroll costs incurred to support PVR’s business development activities.

•	DD&A expense decreased to $4.2 million in the fourth quarter of 2004 from $4.6 million in the same quarter of last year, primarily as a result of a quarter-to-quarter decrease in production from PVR’s New Mexico property, which carries a higher DD&A rate than other PVR properties.

Effective July 1, 2004, PVR acquired a 50 percent interest in a joint venture formed with Massey Energy Company (NYSE:MEE) to own and operate end-user coal handling facilities. The $28.4 million investment was funded through PVR’s revolving credit facility and is reported as an equity investment on the attached consolidated balance sheet. Equity earnings of $0.2 million for the fourth quarter and $0.4 million for the full year have been included in other income on the consolidated statements of income. In the fourth quarter of 2004, PVR received its first quarterly cash distribution from the joint venture in the amount of $1.0 million.

PVR recently announced that it will pay a $0.5625 per unit quarterly cash distribution (an annualized rate of $2.25) on February 14, 2005, to unit holders of record as of February 4, 2005.

Capital Resources

At December 31, 2004, Penn Virginia had borrowed $76 million under its $150 million credit facility, which is expandable to $200 million at the Company’s option. PVR’s outstanding borrowings as of December 31, 2004 were $117.7 million, including $4.8 million of senior unsecured notes classified as current portion of long-term debt.

Interest expense increased to $3.1 million in the fourth quarter of 2004 from $1.5 million for the same quarter of 2003, primarily due to $1.2 million of bridge loan issue costs incurred by PVR related to financing the anticipated acquisition of a natural gas gathering and processing business from Cantera Resources Holding LLC (Cantera). Full-year 2004 interest expense increased to $7.7 million from $5.3 million in 2003 due to the PVR bridge loan issue costs and higher debt levels resulting from PVR’s Massey joint venture investment in July 2004, along with higher debt levels related to the oil and gas segment during 2004.

Management Comment

A. James Dearlove, Penn Virginia President and CEO, said, “Penn Virginia enjoyed a very successful year, achieving record levels of revenue, operating income and cash flow. The Company’s stock price increased 46 percent in 2004. Oil and gas production was up modestly. Penn Virginia Resource Partners, L. P. (NYSE:PVR) also had an excellent year with unit prices up 52 percent and record levels of coal production, revenues and cash flow.

The high price of natural gas, oil and coal contributed significantly to our results, and the Company is well-positioned to benefit from that environment in the future. With a solid inventory of drillng locations in Appalachia, Mississippi and east Texas as well as an increasingly active exploration program, Penn Virginia expects to sustain and improve its performance in oil and gas in 2005.

As for PVR, two important strategic steps were taken in 2004. In July, PVR entered into a joint venture with Massey Energy (NYSE:MEE) to own and operate coal handling facilities for industrial end users. The venture is expected to provide a growing stream of fee-based revenue for PVR.

Of even greater significance was the anticipated move into the midstream natural gas business. On November 23, 2004, PVR announced it had signed a definitive purchase agreement to acquire a natural gas gathering and processing business with assets in Oklahoma and Texas from Cantera for $191 million in cash. We anticipate closing in the first quarter of 2005. The new business segment for PVR will be called PVR Midstream LLC and is expected to generate $25 to $28 million in cash flow from operations in the first twelve months after closing.

We are very pleased to be taking this significant step into a complementary business. We expect PVR Midstream will use the Cantera assets and strong experienced operating team as a platform for future growth.”

Guidance Update for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the first quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes. Guidance provided herein does not include PVR’s acquisition of the midstream natural gas business from Cantera, and guidance will be updated upon closing of the acquisition, which is anticipated to occur in the first quarter of 2005.

Conference Call

A conference call and webcast, at which management will discuss results and outlook for 2004, is scheduled for Thursday, February 10, 2005, at 3:00 p.m. EST. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-8289 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until February 11, 2005, at 11:59 p.m. EST by dialing 1-877-660-6853 and using replay passcodes: account number 1628 and conference number 133959. An on-demand replay of the call will also be available at the Company’s website for 14 days beginning shortly after the call.

******

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production, expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for oil and natural gas and coal, projected supply of oil and natural gas and coal, lessee delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices royalties, minimum rental payments and joint venture distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s press releases and public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 11, 2004, and subsequently filed interim reports. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Production
Natural gas (MMcf)	5,974	5,578	22,079	20,094
Oil and condensate (Mbbl)	89	99	396	625
Total oil and natural gas production (MMcfe)	6,508	6,172	24,455	23,844
Coal royalty tons (000)	7,316	7,211	31,181	26,463

Prices
Natural gas ($/Mcf)	$7.11	$4.92	$6.27	$5.31
Oil and condensate ($/Bbl)	$39.27	$28.45	$33.75	$26.91
Coal royalties ($/ton)	$2.36	$2.03	$2.23	$1.90

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues
Natural gas	$42,484	$27,418	$138,422	$106,615
Oil and condensate	3,495	2,817	13,364	16,816
Coal royalties	17,248	14,654	69,643	50,312
Coal services	777	588	3,391	2,111
Timber	203	191	702	1,020
Other	1,282	1,876	2,903	4,410

Total revenues	65,489	47,544	228,425	181,284

Expenses
Lease operating	5,675	4,899	21,224	16,864
Exploration	11,155	3,875	26,058	15,589
Taxes other than income	2,304	2,400	10,480	11,322
General and administrative	8,096	6,753	26,170	24,893
Impairment of oil and gas properties	655	406	655	406
Loss on assets held for sale	7,541	—	7,541	—
Depreciation, depletion and amortization	14,753	13,486	55,475	50,109

Total expenses	50,179	31,819	147,603	119,183

Operating Income	15,310	15,725	80,822	62,101

Other Income (Expense)
Interest expense	(3,125)	(1,467)	(7,698)	(5,304)
Interest and other income	295	287	1,101	1,238

Income from operations before minority interest, income taxes and effect of change in accounting principle	12,480	14,545	74,225	58,035

Minority interest in Penn Virginia Resource Partners, L.P.	4,752	3,732	19,023	12,510
Income tax expense	3,029	4,582	21,847	18,366

Income from operations before cumulative effect of change in accounting principle	4,699	6,231	33,355	27,159

Cumulative effect of change in accounting principle	—	—	—	1,363

Net Income	$4,699	$6,231	$33,355	$28,522

Per Share Data
Income before cumulative effect of change in accounting principle, basic	$0.26	$0.35	$1.82	$1.51
Cumulative effect of change in accounting principle, basic	—	—	—	0.08

Net income per share, basic	$0.26	$0.35	$1.82	$1.59

Income before cumulative effect of change in accounting principle, diluted	$0.25	$0.34	$1.81	$1.50
Cumulative effect of change in accounting principle, diluted	—	—	—	0.08

Net income per share, diluted	$0.25	$0.34	$1.81	$1.58

Weighted average shares outstanding, basic	18,414	18,054	18,306	17,976
Weighted average shares outstanding, diluted	18,610	18,220	18,467	18,112

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets	$84,239	$51,905
Net property and equipment	667,395	625,803
Equity investment	27,881	—
Other assets	5,727	6,025

Total assets	$785,242	$683,733

Liabilities and Shareholders’ Equity
Current liabilities	$42,560	$33,242
Long-term debt	77,122	64,000
Long-term debt of Penn Virginia Resource Partners, L.P.	112,926	90,286
Other liabilities and deferred taxes	116,883	94,049
Minority interest in Penn Virginia Resource Partners, L.P.	182,891	190,508
Shareholders’ equity	252,860	211,648

Total liabilities and shareholders’ equity	$785,242	$683,733

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating Activities
Net income	$4,699	$6,231	$33,355	$28,522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	14,753	13,486	55,475	50,109
Impairment of oil and gas properties	655	406	655	406
Minority interest in Penn Virginia Resource Partners, L.P.	4,752	3,732	19,023	12,510
Cumulative effect of change in accounting principle	—	—	—	(1,363)
Loss on assets held for sale	7,541	—	7,541	—
Deferred income taxes	5,911	4,797	19,225	15,292
Dry hole and leasehold impairments	6,688	1,891	16,010	5,989
Other	3,000	919	5,229	2,282

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	47,999	31,462	156,513	113,747
Changes in operating assets and liabilities	(1,180)	7,338	(9,650)	(4,043)

Net cash provided by operating activities	46,819	38,800	146,863	109,704

Investing Activities
Additions to property and equipment	(37,293)	(30,099)	(125,224)	(128,182)
Acquisitions	—	—	(28,442)	—
Other	753	833	2,326	1,380

Net cash used in investing activities	(36,540)	(29,266)	(151,340)	(126,802)

Financing Activities
Dividends paid	(2,072)	(2,031)	(8,248)	(8,092)
Distributions paid to minority interest holders	(5,557)	(5,314)	(21,892)	(19,880)
Net proceeds from PVA borrowings	2,485	6,000	11,485	47,948
Net proceeds from PVR borrowings	—	—	26,000	1,613
Payments for debt issuance costs	(1,234)	(1,405)	(1,234)	(2,824)
Issuance of stock	1,986	1,337	5,829	3,000

Net cash provided by (used in) financing activities	(4,392)	(1,413)	11,940	21,765

Net increase (decrease) in cash and cash equivalents	5,887	8,121	7,463	4,667
Cash and cash equivalents-beginning balance	19,584	9,887	18,008	13,341

Cash and cash equivalents-ending balance	$25,471	$18,008	$25,471	$18,008

PENN VIRGINIA CORPORATION

FOURTH QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Three months ended December 31, 2004

Production
Oil and gas (MMcfe)	6,508
Natural gas (MMcf)	5,974
Crude oil (Mbbl)	89
Coal royalty tons (thousands of tons)			7,316

Revenues
Natural gas	$42,484	$7.11	$—	$—	$42,484
Oil and condensate	3,495	39.27	—	—	3,495
Coal royalties	—		17,248	—	17,248
Coal services	—		777	—	777
Timber	—		203	—	203
Other	(321)		1,310	293	1,282

Total revenues	45,658	7.02	19,538	293	65,489

Expenses
Lease operating	3,875	0.60	1,650	150	5,675
Exploration	11,155	1.71	—	—	11,155
Taxes other than income	2,017	0.31	195	92	2,304
General and administrative	2,609	0.40	2,271	3,216	8,096
Impairment of oil and gas properties	655	0.10	—	—	655
Loss on assets held for sale	7,541	1.16	—	—	7,541
Depreciation, depletion and amortization	10,394	1.60	4,247	112	14,753

Total expenses	38,246	5.88	8,363	3,570	50,179

Operating Income	$7,412	$1.14	$11,175	$(3,277)	$15,310

Additions to property and equipment	$37,072		$149	$72	$37,293

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Three months ended December 31, 2003

Production
Oil and gas (MMcfe)	6,172
Natural gas (MMcf)	5,578
Crude oil (Mbbl)	99
Coal royalty tons (thousands of tons)			7,211

Revenues
Natural gas	$27,418	$4.92	$—	$—	$27,418
Oil and condensate	2,817	28.45	—	—	2,817
Coal royalties	—		14,654	—	14,654
Coal services	—		588	—	588
Timber	—		191	—	191
Other	796		875	205	1,876

Total revenues	31,031	5.03	16,308	205	47,544

Expenses
Lease operating	3,021	0.49	1,727	151	4,899
Exploration	3,855	0.62	20	—	3,875
Taxes other than income	2,069	0.34	278	53	2,400
General and administrative	2,180	0.35	1,814	2,759	6,753
Impairment of oil and gas properties	406	0.07	—	—	406
Depreciation, depletion and amortization	8,671	1.40	4,551	264	13,486

Total expenses	20,202	3.27	8,390	3,227	31,819

Operating Income	$10,829	$1.76	$7,918	$(3,022)	$15,725

Additions to property and equipment	$28,176		$1,854	$69	$30,099

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

YEAR TO DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Year ended December 31, 2004

Production
Oil and gas (MMcfe)	24,455
Natural gas (MMcf)	22,079
Crude oil (Mbbl)	396
Coal royalty tons (thousands of tons)			31,181

Revenues
Natural gas	$138,422	$6.27	$—	$—	$138,422
Oil and condensate	13,364	33.75	—	—	13,364
Coal royalties	—		69,643	—	69,643
Coal services	—		3,391	—	3,391
Timber	—		702	—	702
Other	(114)		1,894	1,123	2,903

Total revenues	151,672	6.20	75,630	1,123	228,425

Expenses
Lease operating	13,400	0.55	7,224	600	21,224
Exploration	26,058	1.07	—	—	26,058
Taxes other than income	9,325	0.38	948	207	10,480
General and administrative	8,336	0.34	8,307	9,527	26,170
Impairment of oil and gas properties	655	0.03	—	—	655
Loss on assets held for sale	7,541	0.31	—	—	7,541
Depreciation, depletion and amortization	36,409	1.49	18,632	434	55,475

Total expenses	101,724	4.17	35,111	10,768	147,603

Operating Income	$49,948	$2.03	$40,519	$(9,645)	$80,822

Additions to property and equipment	$123,960		$1,088	$176	$125,224

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Year ended December 31, 2003

Production
Oil and gas (MMcfe)	23,844
Natural gas (MMcf)	20,094
Crude oil (Mbbl)	625
Coal royalty tons (thousands of tons)			26,463

Revenues
Natural gas	$106,615	$5.31	$—	$—	$106,615
Oil and condensate	16,816	26.91	—	—	16,816
Coal royalties	—		50,312	—	50,312
Coal services	—		2,111	—	2,111
Timber	—		1,020	—	1,020
Other	1,391		2,199	820	4,410

Total revenues	124,822	5.23	55,642	820	181,284

Expenses
Lease operating	12,115	0.51	4,149	600	16,864
Exploration	15,503	0.65	86	—	15,589
Taxes other than income	9,515	0.40	1,256	551	11,322
General and administrative	7,804	0.33	7,013	10,076	24,893
Impairment of oil and gas properties	406	0.02	—	—	406
Depreciation, depletion and amortization	33,164	1.39	16,578	367	50,109

Total expenses	78,507	3.30	29,082	11,594	119,183

Operating Income	$46,315	$1.93	$26,560	$(10,774)	$62,101

Additions to property and equipment	$122,270		$5,291	$621	$128,182

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$46,819	$38,800	$146,863	$109,704

Adjustments:
Changes in operating assets and liabilities	1,180	(7,338)	9,650	4,043

Operating cash flow	$47,999	$31,462	$156,513	$113,747

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the first quarter and full year 2005.

	Actual		Guidance
	Fourth Quarter 2004	Full Year 2004	First Quarter 2005			Full Year 2005
Oil & Gas Segment:
Production:
Natural gas production (Bcf) - See Note a	6.0	22.1	5.6	—	6.1	23.8	—	25.7
Oil production (Mbbl) - See Note b	89	396	72	—	77	285	—	296
Equivalent production (Bcfe) - See Note c	6.5	24.5	6.1	—	6.6	25.5	—	27.5
Equivalent daily production (MMcfe)	70.7	66.8	67.4	—	73.2	69.8	—	75.2

Expenses:
Lease operating ($ per Mcfe)	$0.60	$0.55	$0.49	—	0.54	$0.48	—	0.53
Exploration ($ millions)	$11.2	$26.1	$25.0	—	28.0	$42.4	—	46.9
Taxes other than income (% of oil & gas revenue)	4.4%	6.1%	6.3%	—	6.9%	6.4%	—	7.1%
General and administrative ($ millions)	$2.6	$8.3	$2.2	—	2.3	$9.3	—	9.9
Depreciation, depletion and amortization ($ per Mcfe)	$1.60	$1.49	$1.45	—	1.54	$1.45	—	1.54

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	7.3	31.2	6.9	—	7.6	28.9	—	31.9
Revenues:
Coal royalties	$17.2	$69.6	$16.3	—	18.1	$68.1	—	75.3
Coal services	$0.8	$3.4	$1.1	—	1.2	$3.9	—	4.3
Timber and other	$1.5	$2.6	$0.6	—	0.9	$3.6	—	4.2

Expenses:
Operating	$1.7	$7.2	$0.5	—	0.8	$3.6	—	4.8
Taxes other than income	$0.2	$0.9	$0.2	—	0.3	$1.0	—	1.1
General and administrative	$2.3	$8.3	$2.3	—	2.6	$9.2	—	9.9
Depreciation, depletion and amortization	$4.2	$18.6	$4.3	—	4.7	$17.7	—	19.5
Interest expense:
Average long-term debt outstanding	$117.9	$104.0	$115.0	—	119.7	$113.5	—	118.1
Net interest rate assumed	5%	5%		6%			6-7%

Corporate and Other:
General and administrative	$3.2	$9.5	$2.1	—	2.4	$9.4	—	10.4
Interest expense:
Average long-term debt outstanding	$77.8	$66.4	$67.7	—	74.8	$72.0	—	79.6
Net interest rate assumed	4.0%	3.3%		4.0%			4.5%
Percentage capitalized - see Note d	79%	93%	90%	—	100%	90%	—	100%
Minority interest in PVR	$4.8	$19.0	see Note e
Income tax rate - see Note f	39%	40%		40%			40%

Capital Expenditures:
Development drilling	$21.1	$77.0	$22.5	—	23.8	$82.6	—	87.8
Exploratory drilling	$4.4	$16.4	$8.0	—	8.4	$24.0	—	25.5
Pipeline, gathering, facilities - see Note g	$8.7	$21.1	$2.3	—	2.4	$7.4	—	7.9
Seismic	$4.1	$9.2	$4.5	—	5.0	$7.2	—	7.7
Lease acquisition, field projects and other	$5.2	$14.0	$9.8	—	10.4	$20.5	—	21.7
Total Oil & Gas Capital Expenditures	$43.6	$137.7	$47.0	—	50.1	$141.8	—	150.6
Coal land management projects	$0.1	$29.5	$0.0	—	0.1	$0.2	—	0.3

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a	-	The Company’s natural gas hedging positions are summarized below:

	Average Mmbtu Per Day	Weighted Average Price per Mmbtu
		Swaps	Collars
			Floor	Ceiling
First Quarter 2005
Costless Collars	28,656		$4.94	$7.20
Swaps (January only)	1,100	$4.70
Second Quarter 2005
Costless Collars	25,330		$5.19	$7.15
Third Quarter 2005
Costless Collars	25,000		$5.32	$7.21
Fourth Quarter 2005
Costless Collars	24,000		$5.50	$8.51
First Quarter 2006
Costless Collars	15,689		$5.32	$9.38
Second Quarter 2006
Costless Collars	11,648		$5.15	$10.04

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any, that may be hedged.
b	-	The Company’s oil hedging positions are summarized below:

Swaps	Average Bbls Per Day	Weighted Average Price per Bbl
First Quarter 2005 (January only)	400	$30.13

c	-	First quarter 2005 production could be equal to or slightly less than fourth quarter 2004 due primarily to the sale of certain non-core properties in Texas which provided approximately 0.2 Bcfe of production during the fourth quarter of 2004.

d	-	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

e	-	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 55.5 percent owned by parties other than Penn Virginia.

f	-	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.

g	-	Fourth quarter and full-year 2004 pipeline, gathering, facilities expenditures includes $2.4 million for compressors under capital leases.